3959 N. Lincoln Ave. Chicago, IL 60613 (773) 832-3088 www.corusbank.com	NEWS RELEASE

FOR IMMEDIATE RELEASE April 23, 2007	FOR MORE INFORMATION: Tim Taylor Chief Financial Officer (773) 832-3470 E-mail: ttaylor@corusbank.com

CORUS BANKSHARES ANNOUNCES
QUARTERLY DIVIDEND

Chicago, Illinois - Corus Bankshares, Inc. (NASDAQ: CORS) (“Corus” or the “Company”) today announced that the Board of Directors declared a quarterly cash dividend on common stock of $0.25 per share. Corus’ second quarter cash dividend will be paid to shareholders of record as of June 27, 2007, and will begin trading ex-dividend on June 25, 2007. The dividend will be paid on July 10, 2007.

Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is an active commercial real estate lender nationwide, specializing in condominium, hotel, office and apartment loans. As of the most recent period-end, Corus’ outstanding commercial real estate loans and construction commitments totaled $8.2 billion. Corus Bank and its holding company, Corus Bankshares, will together hold loans of up to $200 million and will seek to syndicate larger transactions. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.

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